Exhibit 5.1

April 29, 2019

Natera, Inc.
201 Industrial Rd., Suite 410
San Carlos, CA 94070

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale by Natera, Inc., a Delaware corporation (the “Company”), of 25,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), pursuant to the Registration Statement on Form S-3 (File No. 333-214577) (the “Registration Statement”) initially filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on November 14, 2016 as it may be amended from time to time, and the related prospectus and prospectus supplement filed with the Commission. We understand that the Shares are to be sold to an investor pursuant to a Stock Purchase Agreement, dated as of April 29, 2019, as described in the prospectus supplement (the “Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus included therein, the prospectus supplement filed with the Commission pursuant to Rule 424 under the Act, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. With your consent, we have relied upon certificates and other assurances of officers of the Company as to factual matters without having independently verified such factual matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement and related prospectus included therein, or the prospectus supplement filed with the Commission pursuant to Rule 424 under the Act, other than as expressly stated herein with respect to the issue of the Shares. Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware (the “DGCL”). Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

Subject to the foregoing and the other matters set forth herein, it is our opinion that when the Shares to be issued and sold by the Company are issued and paid for in accordance with the Agreement, the Registration Statement and the related prospectus and prospectus supplement, such Shares will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and the related prospectus supplement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Gunderson Dettmer Stough
Villeneuve Franklin & Hachigian, LLP

GUNDERSON DETTMER STOUGH
VILLENEUVE FRANKLIN & HACHIGIAN, LLP